CMA Government Securities Fund
File Number: 811-3205
CIK Number: 353480
For the Period Ending: 9/30/2002

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the six month period ended September 30, 2002.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

5/08/2002	$15,000	U.S. Treasury Bills	1.945%	10/17/2002
5/20/2002	5,000	U.S. Treasury Bills	1.725	5/23/2002
7/08/2002	13,191	U.S. Treasury Bills	1.815	8/22/2002
8/02/2002	5,000	U.S. Treasury Bills	1.710	8/08/2002
9/19/2002	2,175	U.S. Treasury Note	2.250	7/31/2004